Exhibit 10.12

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, as amended.

CAPACITY PURCHASE AGREEMENT

Between

WILLIAMS COMMUNICATIONS, LLC

and

TELEGLOBE USA INC.

March 31, 2001

CONFIDENTIAL AND PROPRIETARY

CAPACITY PURCHASE AGREEMENT

This CAPACITY PURCHASE AGREEMENT (this “Agreement”) is made this 31st day of March, 2001 (“Effective Date”), by and between Williams Communications, LLC, a Delaware limited liability company (“Seller”), with its principal place of business at One Williams Center, 26th Floor, Tulsa, Oklahoma 74172, and Teleglobe USA Inc., a Delaware corporation (together with its Affiliates, “Purchaser”), with its principal place of business at 11480 Commerce Park Drive, Reston, Virginia 20191.

WITNESSETH:

WHEREAS, Seller has constructed, acquired or obtained rights of use in or will construct, acquire, or obtain rights of use in a fiber optic communication network in North America;

WHEREAS, Seller agrees to sell, and Purchaser agrees to purchase, certain IRUs (as hereinafter defined) in the Williams’ Network, as more fully set forth herein;

WHEREAS, on even date herewith, the parties have entered into the O&M Agreement providing for the operations and maintenance services to be provided by Seller with respect to the IRUs; and

WHEREAS, Seller and Purchaser desire to define the terms and conditions under which the IRUs will be acquired by Purchaser.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the parties hereby agree as follows:

1.             DEFINITIONS

1.1           “Acceptance Date” shall have the meaning set forth in Section 4.2.6.

1.2           “Acceptance Testing” shall have the meaning set forth in Section 4.2.1.

1.3           “Acknowledgement Letter” shall mean a signed letter from a financing party contemplated in Section 11.3, that contains the following elements: (a) an acknowledgement of Purchaser’s rights under this Agreement, and (b) a statement that the financing party will not seek to assert against Purchaser any greater rights than expressly exist in favor of Seller under this Agreement.

1.4           “Affiliate” shall mean any person or entity who directly or indirectly controls, is controlled by or is under common control with another person or entity.

1.5           “Agreement” shall have the meaning set forth in the recitals.

1.6           “Backhaul” shall mean the 48 STM-1s from the AT&T Cable Hut at 9401 Los Oso Valley Road, in San Luis Obispo, California to the Purchaser POP at Los Angeles, California as described in Exhibit B.

1.7           “Backhaul Closing Date” shall mean a date within five (5) Business Days of the Acceptance Date of the Backhaul.

1.8           “Backhaul IRU” shall have the meaning set forth in Section 2.1.

1.9           “Backhaul IRU Purchase Price” shall have the meaning set forth in Section 3.1.

1.10         “Bandon Circuit(s)” shall have the meaning set forth in Section 4.3.1.

1.11         “Bandon Credit” shall have the meaning set forth in Section 3.3.1.

1.12         “Bandon IRU” shall have the meaning set forth in Section 4.3.1.

1.13         “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

1.14         “Capacity” shall mean the Wavelength IRUs and the Backhaul IRU, collectively.

1.15         “Capacity Lease” shall have the meaning set forth in Section 2.3.3.

1.16         “Closing Date” shall mean, collectively, the Backhaul Closing Date and the Wavelength Closing Date.

1.17         “Compliancy” shall have the meaning set forth in Section 4.2.5.

1.18         “Confidential Information” shall have the meaning set forth in Section 12.1.

1.19         “Decommission” shall mean Seller decommissioning, removal or abandonment of the cable on a segment of the Williams’ Network that includes the cable underlying the Wavelength or the Backhaul, respectively.

1.20         “Default Rate” shall mean the annual rate that is two (2) percentage points greater than the one month London Interbank Offered Rate for U.S. Dollars as quoted in The Wall Street Journal on the first Business Day following the date a payment is due.

1.21         “Demarcation Point” shall mean the point on the optical distribution frame where the capacity-specific optical interface terminates and where the Purchaser assumes responsibility for interconnection of the Capacity to its network as identified on Exhibits B and C.

1.22         “Disclosing Party” shall have the meaning set forth in Section 12.1.

1.23         “Effective Date” shall have the meaning set forth in the recitals.

1.24         “Election Notice” shall have the meaning set forth in Section 3.3.2.

1.25         “Exercise Date” shall have the meaning set forth in Section 21.1.

1.26         “First Three Wavelengths” shall have the meaning set forth in Section 4.1.2(a).

1.27         “Force Majeure Event” shall have the meaning set forth in Section 18.

1.28         “Fourth Wavelength” shall have the meaning set forth in Section 4.1.2(c).

1.29         “Indemnifying Party” or “Indemnified Party” shall have the meanings set forth in Section 10.1.

1.30         “IRU” shall mean an indefeasible and exclusive right of use.

1.31         “IRU Term” shall have the meaning set forth in Section 8.2.

1.32         “Notice Date” shall have the meaning set forth in Section 8.1.

1.33         “O&M Agreement” shall mean the Operations and Maintenance Agreement between the parties of even date herewith.

1.34         “Option” shall have the meaning set forth in Section 21.1.

1.35         “Option Price” shall have the meaning set forth in Section 21.1.

1.36         “Ownership Interest” shall have the meaning set forth in Section 21.1.

1.37         “POP” shall mean point of presence.

1.38         “Property Taxes” shall mean any property, ad valorem, use or other similar taxes, fees or assessments that are determined based on the ownership of property or any rights thereto.

1.39         “Receiving Party” shall have the meaning set forth in Section 12.1.

1.40         “Representatives” shall have the meaning set forth in Section 12.3.2.

1.41         “Required Rights” shall have the meaning set forth in Section 4.6.

1.42         “STM-1” shall mean 155 Mbit/second full duplex digital line passing between the two Williams’ Network Interface Points set forth on Exhibit B and compliant with ITU-T standards, together with the interconnection interfaces pertaining thereto.  Each STM-1 shall have a particular circuit ID on the Williams’ Network.

1.43         “Taxes” shall mean any and all sales, use, income, gross receipts, excise, transfer, franchise fees or other similar taxes or fees.

1.44         “Taxing Authority” shall mean a federal, state or local governmental authority or subdivision thereof.

1.45         “Technical Specifications” with respect to the Backhaul shall mean the technical specifications set forth in Exhibit B and with respect to the Wavelengths shall mean the technical specifications set forth in Exhibit C.

1.46         “Telecommunications Facilities Agreement” shall mean the Telecommunications Facilities and Services Agreement between the parties of even date herewith.

1.47         “Term” shall have the meaning set forth in Section 8.1.

1.48         “Testing Period” shall have the meaning set forth in Section 4.2.3.

1.49         “Testing Specifications” shall have the meaning set forth in Exhibit D.

1.50         “Tributary Cards” means the Purchaser capacity-specific interface cards, which are dedicated solely for the purpose of creating the Backhaul IRU or the Wavelength IRU, located at the origination and termination points set forth in Exhibits B and C.

1.51         “Wavelength(s)” shall mean each of the four (4) individual dedicated point to point full duplex optical channels, each with derivable capacity of 2.5 gigabits per second (“Gbps”) synchronous serial data, which shall be provided on a specific frequency within specific fibers. The Wavelengths will originate and terminate at the locations specified in Exhibit C.

1.52         “Wavelength Closing Dates” shall mean each date within five (5) Business Days of the Acceptance Date of the Wavelength(s) on which Seller receives payment in full of the applicable portion of the Wavelength IRU Purchase Price.

1.53         “Wavelength IRU(s)” shall have the meaning set forth in Section 2.2.

1.54         “Wavelength IRU Purchase Price” shall have the meaning set forth in Section 3.2.

1.55         “Williams Network” shall mean the telecommunications facilities owned and operated by Williams and used to provide telecommunications services between two locations both end points of which originate and terminate at a Williams point of presence.

2.             PURCHASE OF IRU AND GRANT OF INTEREST.

2.1           Backhaul IRU.  Subject to the terms and conditions contained herein, Purchaser agrees to purchase and pay for the Backhaul IRU on the Backhaul Closing Date.  Upon Purchaser’s payment of the Backhaul IRU Purchase Price, Seller shall grant to Purchaser and Purchaser shall acquire from Seller an IRU in the Backhaul for the IRU Term (collectively, the “Backhaul IRU”), with effect from the Backhaul Closing Date until the last day of the IRU Term.

2.2           Wavelength IRUs.  Subject to the terms and conditions contained herein, Purchaser agrees to purchase and pay for the Wavelength IRU(s) on the applicable Wavelength Closing Date.  Upon Purchaser’s payment of the Wavelength IRU Purchase Price for the applicable Wavelength, Seller shall grant to Purchaser and Purchaser shall acquire from Seller an IRU in the Wavelength(s) for the IRU Term (collectively, the “Wavelength IRUs”), with effect from the applicable Wavelength Closing Date until the last day of the applicable IRU Term.

2.3           Property Interest.

2.3.1           Purchaser shall have no legal title or ownership in the physical assets of the Williams Network itself, including any proceeds from the disposition of the Williams Network.  Notwithstanding the preceding sentence, it is understood and agreed that the grant of the Backhaul IRU and the Wavelength IRUs is intended by the parties hereto to be treated for accounting and all applicable tax purposes, as the sale and purchase of the Backhaul IRU and Wavelength IRUs, and that on and after the Backhaul Closing Date and the Wavelength Closing Date, as applicable, Purchaser or its Affiliates shall be treated as the owner of the Backhaul IRU and the Wavelength IRUs for such purposes.  Except as a party may otherwise reasonably deem required by or appropriate under law or accounting standards, the parties agree to make financial accounting filings and tax returns consistently with such treatment.

2.3.2           The parties intend that the transactions contemplated by this Agreement shall constitute a sale to Purchaser of the rights that constitute an IRU and not a lease or other contract for provision of capacity by Seller to Purchaser.

2.3.3           In the event that (i) Seller does not have the underlying rights to grant an IRU on portions of the Backhaul IRU or the Wavelength IRUs or (ii) any jurisdiction in which the Williams’ Network is located does not currently recognize, or does not recognize in the future, the conveyance of telecommunications facilities on an IRU basis, then as to such portions of the Backhaul IRU or Wavelength IRUs or such jurisdiction(s) only, this Agreement shall be considered an agreement for a lease of such capacity (a “Capacity Lease”).  The term of the Capacity Lease shall be for the IRU Term of the Backhaul IRU or Wavelength IRUs, as the case may be.  All amounts owed under this Agreement shall be paid as provided in this Agreement and Purchaser shall not be required to make any additional payments as a result of the above-described change in status of the rights granted under this Agreement.  Notwithstanding the foregoing, the Capacity Lease shall provide Purchaser with all of the same rights and privileges contained in this Agreement for the Backhaul IRU or Wavelength IRUs, except for the nature of such interest.

2.3.4           In the event that this Agreement is deemed a Capacity Lease in one or more jurisdictions, then as to such jurisdictions only, the terms “purchase,” “purchaser,” and any variations thereon shall mean “lease,” “lessee,” or the appropriate variation thereof, and the terms “indefeasible and exclusive right of use” and “IRU” shall mean “Lease.” Any other terms and conditions of the Agreement also shall be deemed modified only to the extent necessary to be consistent with the grant of a lease to Purchaser.  All other terms and conditions of the Agreement shall remain unchanged and fully valid and enforceable.

2.3.5           Notwithstanding the provisions of Sections 2.3.3 and 2.3.4, it is the intent of the parties that Purchaser be granted an IRU, or, if less than an IRU, the next highest rights that are less than an IRU with regard to use of the Backhaul IRU or Wavelength IRUs.  To the extent that (i) Seller obtains the ability to transfer an IRU on a portion of the Wavelength or Backhaul previously conveyed as a Capacity Lease or (ii) any jurisdiction(s) recognizes the conveyance of telecommunications facilities on an IRU basis at any time during the term of the Agreement, then for such portion of the Williams’ Network, the rights and interest granted in connection with such portion shall be an IRU, and the terms of this Agreement relating to the lease of capacity shall be of no force or effect as to such portion of the Wavelength IRUs or Backhaul IRU.

3.             CONSIDERATION

3.1           Backhaul IRU Purchase Price.  Subject to performance by Seller of its obligations hereunder, Purchaser shall pay to Seller, in consideration for the Backhaul IRU, the sum of *** (the “Backhaul IRU Purchase Price”), which shall be paid on the Effective Date or the Backhaul Closing Date, as applicable, and as set forth in Exhibit A, without demand, reduction or set-off except the reduction for the dark fiber credits and repurchase credit allocated on Exhibit A.

3.2           Wavelength IRU Purchase Price.  Subject to performance by Seller of its obligations hereunder, Purchaser, shall pay to Seller, in consideration for the Wavelength IRUs, the sum of *** (the “Wavelength IRU Purchase Price”), which

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

shall be paid as set forth in Exhibit A on the applicable Closing Date, without demand, reduction or set-off except the reduction for the dark fiber credits and repurchase credit allocated on Exhibit A.

3.3           Reduction of Backhaul IRU Purchase Price.

3.3.1           If the China-US cable is operational and the Acceptance Date for the Backhaul IRU occurs prior to September 30, 2001, Purchaser shall receive a credit of *** per day, per STM-1 (the “Bandon Credit”) for the Bandon Circuits which credit shall be calculated in accordance with Section 3.3.2 below and applied to the Backhaul IRU Purchase Price.  The Bandon Credit shall only apply to eighteen (18) of the twenty-two (22) Bandon Circuit(s) that Seller is currently providing to Purchaser.

3.3.2           Once Seller determines that  China-US is operational and that the Backhaul IRU is ready for testing, Seller shall notify Purchaser in writing.  Within fifteen (15) days after Purchaser’s receipt of such notice, Purchaser must notify Seller of the number of Bandon Circuit(s) that Purchaser desires to keep operational and the date on which Purchaser elects to have such operational Bandon Circuit(s) terminate (the “Election Notice”).  Subject to Section 4.3.1, in no event shall the termination date for any Bandon Circuit(s) be later than September 30, 2001.  For any Bandon Circuit(s) not listed on the Election Notice, Seller shall have the right to terminate such Bandon Circuit(s) as of the Backhaul Acceptance Date, as defined in Section 4.1.1.

3.3.3           The amount of the Bandon Credit shall be determined by taking the number of days remaining from the termination date set forth in Purchaser’s Election Notice through September 30, 2001 for each Bandon Circuit multiplied by ***.  By way of example only, if the Backhaul Acceptance Date occurs on June 1 and China-US is operational, and Purchaser notifies Seller in the Election Notice that 10 of the Bandon Circuits need to remain operational through July 1 and the remaining 8 Bandon Circuits may be terminated as of June 1, the Bandon Credit would be determined by multiplying in 10 circuits by 92 days by *** plus 8 circuits by 122 days by ***.

3.4           Operations and Maintenance.  The Backhaul IRU Purchase Price and the Wavelength IRU Purchase Price include only the price for the purchase of the Capacity and specifically exclude the price for operations and maintenance, which is provided for under the O&M Agreement.

3.5           Late Payment.  Late payments shall accrue interest at the Default Rate until paid in full.

4.             DELIVERY AND ACCEPTANCE TESTING

4.1           Delivery Dates.

4.1.1           Backhaul.  Seller shall use commercially reasonable efforts to cause the Acceptance Date for the Backhaul IRU to occur on the earlier of:  (a) September 30, 2001; or (b) the date on which the China-US cable is operational and the Backhaul has been accepted in accordance with Section 4.2.1 (the “Backhaul Acceptance Date”).

4.1.2           Wavelengths.  a) Seller shall use commercially reasonable efforts to cause the Acceptance Date for the first set of three (3) Wavelengths (the “First Three Wavelengths”) to occur by May 15, 2001.  The First Three Wavelengths will be delivered on a non-diverse path in PAIX.  Nothwithstanding the foregoing, should Seller deliver the “TUA” as defined in Section

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

4.2.2 below for the First Three Wavelengths prior to May 15, 2001, Purchaser agrees to begin the Acceptance Testing procedure set forth below.  Purchaser agrees that it will not delay payment of the applicable Wavelength IRU Purchase Price for the First Three Wavelengths if the Acceptance Date is prior to May 15, 2001.

b)  Seller shall use commercially reasonable efforts to cause the First Three Wavelengths to become physically diverse as set forth in Section 4.5 (by achieving physical diversity between the northern and southern routes converging at PAIX as described in Exhibit C-1 (diverse circuit path chart)) by August 15, 2001.  Notwithstanding the foregoing, should Seller deliver the physical diversity into PAIX prior to August 15, 2001, Purchaser agrees to begin the Acceptance Testing procedure set forth below, upon Seller’s delivery of the “TUA” as defined in Section 4.2.2 below with respect to the new segments enabling the First Three Wavelengths to become physically diverse.

c)  Seller shall use commercially reasonable efforts to cause the Acceptance Date for the fourth of the four Wavelengths (the “Fourth Wavelength”) to occur by August 15, 2001.  Notwithstanding the foregoing, should Seller deliver the “TUA” as defined in Section 4.2.2 below for the Fourth Wavelength prior to August 15, 2001, Purchaser agrees to begin the Acceptance Testing procedure set forth below.  Purchaser agrees that it will not delay payment of the applicable Wavelength IRU Purchase Price for the Fourth Wavelength if the Acceptance Date is prior to August 15, 2001.

4.2           Acceptance Testing.

4.2.1           Seller shall test the Backhaul and Wavelength(s) using procedures in accordance with industry standards (“Acceptance Testing”) to verify that such Backhaul is operating in accordance with the Technical Specifications set forth in Exhibit B and that such Wavelength(s) are operating in accordance with the Technical Specifications set forth in Exhibit C.  Seller shall provide Purchaser with five (5) Business Days’ prior written notice (which notice may be sent by facsimile or e-mail in this case only) of the date and time of each applicable test.

4.2.2           After the successful conclusion of the Acceptance Testing conducted by Seller with respect to the Backhaul or Wavelength(s), Seller shall provide Purchaser with an electronic notice that the Backhaul or the applicable Wavelength(s), as applicable, is available for use (“Turn Up Acknowledgement” or “TUA”).

4.2.3           After receipt by Purchaser from Seller of the TUA, Purchaser shall have five (5) Business Days to conduct its own Acceptance Testing to verify that it is operating in accordance with the applicable Testing Specifications (“Testing Period”).  If Purchaser determines that such test results show that the Backhaul or Wavelength(s) or any portion thereof do not meet the applicable Testing Specifications, Purchaser shall, within the Testing Period, notify Seller’ Service Delivery Department in writing that the Capacity does not comply with the Testing Specifications, and, if, upon investigation, such non-compliance is due solely to Seller’ fault, then Seller shall correct the non-compliance as set forth in Section 3.1.3 below.

4.2.4           In the event Purchaser notifies Seller within the time periods set forth in Section 4.2.2 that the Backhaul or Wavelength(s), or any portion thereof is not operating within the parameters of the applicable Testing Specifications, Seller shall expeditiously take such action as shall be necessary with respect to such portion of the Backhaul or Wavelength(s) to bring the operating standards of such portion of the Backhaul or Wavelength(s) into compliance, after which such portion of the Backhaul or Wavelength(s) shall be re-tested in accordance with the provisions of this Section 4.  After taking such actions and re-testing, Seller shall provide Purchaser with a re-tested TUA and Purchaser shall again have all rights provided in this Section 4.

4.2.5           The cycle described above of testing, taking corrective action and re-testing shall take place a maximum of two (2) times as necessary to ensure that such portion of the Backhaul or Wavelength(s) operates within the parameters of the applicable Testing Specifications.  Following the second such attempt by the parties to agree on the Acceptance Testing results, if Purchaser asserts that the test results demonstrate the Backhaul or Wavelength(s), or any portion thereof, does not meet the applicable Testing Specifications (“Compliancy”), both parties shall choose an independent engineer to establish whether the test results establish Compliancy or not.  If the independent engineer confirms Compliancy, Purchaser shall be deemed to have accepted the Backhaul or Wavelength(s) and reimburse Seller for the actual cost of the independent engineer and the actual internal and out-of-pocket costs of extra testing.  If the independent engineer confirms Purchaser’s test results, Seller will complete expeditiously the corrective action necessary to achieve Compliancy and pay for the actual cost of the independent engineer and for the actual internal and out-of-pocket costs incurred by Purchaser for such extra testing.

4.2.6           In the event Purchaser does not object to the results of any of Seller’ Acceptance Testing or its own Acceptance Testing within the time periods specified in Section 4.2.3, Purchaser shall be deemed to have accepted the Backhaul or Wavelength(s) as of the first day following the end of such period.  The date on which Purchaser issues its notice accepting the Backhaul or Wavelength(s), or on which it is deemed to accept the Backhaul or Wavelength(s), as the case may be, under this

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

Section 4.2.5, shall constitute the date of Purchaser’s acceptance (the “Acceptance Date”).

4.2.7           The parties agree that, subject to Teleglobe’s right to terminate pursuant to Section 4.3.1, acceptance of the Backhaul will not depend on, and shall occur regardless of, whether the China-US cable has been delivered or is operational.

4.3           Termination of Purchase Obligation.

4.3.1           In the event the Acceptance Date for the Backhaul has not occurred by October 31, 2001, Purchaser may elect to terminate its obligation to acquire the Backhaul IRU by providing written notice to Seller by November 15, 2001, unless the reason for the Acceptance Date not occurring results from an Event of Default by Purchaser or improper acts or omissions.  The parties agree that the Acceptance Date of the Backhaul will not depend on, and shall occur regardless of, whether the China-US cable has been delivered or is operational.  If the Acceptance Date has not occurred by October 31, 2001 and Purchaser has not terminated its obligation to acquire the Backhaul IRU (by the November 15, 2001 deadline), Seller shall continue to provide to Purchaser the STM-1 circuits into Bandon set forth on Exhibit A to the Telecommunications Facilities Agreement (the “Bandon Circuit(s)”) at no cost to Purchaser after September 30, 2001.  Seller shall reserve 26 additional STM-1’s from Bandon to Williams’ POP in Los Angeles, California by October 1, 2001.  Williams shall continue to provide the Bandon Circuits until the earlier of:  (i) thirty (30) days after the Acceptance Date of the Backhaul IRU or (ii) six (6) months after September 30, 2001.  On March 31, 2002, if the Acceptance Date for the Backhaul IRU has still not occurred, Purchaser, at its option, may (1) terminate the Backhaul IRU (and Williams’ provision of the Bandon circuits shall end as of March 31, 2002), or (2) convert the Backhaul IRU to an equivalent IRU on the same terms and conditions as set forth herein between the Bandon cable landing station and Seller’s POP in Los Angeles, California (the “Bandon IRU”).  In the event Purchaser elects to convert the Backhaul IRU to a Bandon IRU and Seller is unable to deliver 48 STM-1s from Bandon to Los Angeles, Purchaser shall have the right to purchase an IRU in 22 STM-1s for a purchase price of *** less the allocated amount of down payment set forth in Schedule A.  In addition, the parties agree to reduce the payment for operations and maintenance associated with original Backhaul IRU under the O&M Agreement appropriately.

4.3.2           (a) In the event the Acceptance Date for the applicable Wavelength(s) has not occurred by the deadline set forth in Section 4.1, Purchaser may elect to terminate its obligation to acquire the particular Wavelength IRU for which the Acceptance Date has not occurred by providing written notice to Seller, unless the reason for the Acceptance Date not occurring results from Purchaser’s Default or improper acts or omissions.  The notice and cure periods set forth in Section 15 shall not apply with respect to the deadlines set forth in Section 4.1.

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

b)  In the event the Acceptance Date has not occurred by the date set forth in Section 4.1.2(b), Purchaser may elect to (i) drop the Wavelengths at another point along the Williams Network subject to availability and commercially reasonable installation intervals or (ii) terminate its obligation to accept the Fourth Wavelength and return one of the previously delivered and accepted First Three Wavelengths and receive a refund of *** for the return of such Wavelength.  In the event Teleglobe elects to drop the Wavelengths at another point on the Williams Network, Purchaser shall deliver written notice of its election to change the drop point within fifteen (15) days of date it may make such election.

4.3.3           In the event Purchaser terminates its obligation to pay for the Backhaul IRU or any Wavelength IRU in accordance with Sections 4.3.1 or 4.3.2 above, Purchaser agrees to pay to Seller the value of the services provided by Williams associated therewith, which amount shall be off-set by a credit of the applicable portion of the amounts Purchaser previously paid to Seller under the Dark Fiber Agreement between the parties dated December 22, 1999, which Dark Fiber Agreement has been terminated in accordance with the Telecommunications Facilities and Services Agreement between the parties entered into simultaneously herewith.

4.3.4           For the avoidance of doubt, in no event shall a Force Majeure Event be deemed to delay or otherwise modify the committed delivery and Acceptance Dates unless the Force Majeure Event arises from an Act of God, fire, flood, war or civil disorder that does not exceed one hundred and eighty (180) calendar days.

4.3.5           The remedies set forth in this Section 4.3 shall be Purchaser’s sole and exclusive remedies with respect to Seller’s late delivery of the Backhaul IRU or any Wavelength IRU and with respect to any failure by Seller to provide diversity.

4.4           Delivery of IRUs.  The IRUs shall be delivered to Purchaser at the specified origination and termination points set forth on Exhibit B or Exhibit C, as applicable.

4.5           Physical Diversity.

4.5.1           The Backhaul IRU shall be delivered and maintained on diverse paths throughout the IRU Term.  For purposes of this Section, diverse paths shall mean separate physical paths delivered between the cable landing station and Seller’s POP.  One path is provisioned as “work” and the other path is provisioned as “protect”.

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

4.5.2           Two of the Wavelength IRUs shall be delivered and maintained throughout the entire IRU Term on a fully physically diverse path from the remaining two Wavelength IRUs subject to Section 4.1.2.

4.6           Required Rights.  Commencing as of the Acceptance Date with respect to each IRU and continuing until the end of the respective IRU Terms, Seller shall obtain all conduits, leases, fee interests, licenses, authorizations, permits (including permits for highway, railroad and waterway crossings and any necessary permits or authorizations such as environmental permits) and/or other agreements or rights necessary for and requisite to (i) the granting of the IRUs to Purchaser and (ii) the maintenance of the Williams’ Network (collectively, the “Required Rights”).  Seller shall cause the Required Rights to remain effective through the respective IRU Terms.

5.             USE OF CAPACITY

5.1           Purchaser shall be responsible for all costs to connect its facilities to the identified Demarcation Point at the origination and termination points for the Wavelength or the Backhaul, as the case may be, as identified in Exhibits B and C.

5.2           Purchaser acknowledges that Seller may require the use of the Capacity from time to time for the purposes of carrying out tests, adjustments and maintenance.  Purchaser shall make the Capacity available to Seller upon reasonable notice being given to Purchaser as set forth in the O&M Agreement, to permit Seller to conduct such tests, adjustments and maintenance as may be necessary for the Williams’ Network to be maintained in efficient working order in accordance with the O&M Agreement.

5.3           Purchaser acknowledges that this Agreement grants no right to use any element of the Williams’ Network other than the Capacity purchased herein.  Purchaser shall keep any and all of the Williams’ Network free from any liens, rights or claims of any third party attributable to Purchaser.

5.4           Purchaser shall conduct all operations and use of the IRUs in a manner that does not interfere with the operations of the Williams’ Network or the use thereof by any other customer of Seller.

5.5           Seller shall conduct all operations and use of the Williams’ Network in a manner that does not interfere with the operations of the IRUs granted hereunder or the use thereof by Purchaser.

5.6           Seller agrees and acknowledges that it has no right to use the Backhaul IRU or Wavelength IRUs during the IRU Term, except under the conditions specified in Section 5.2 above.

5.7           Seller and Purchaser each agree to cooperate with and support the other in complying with any requirements directly applicable to the Williams’ Network by any governmental or regulatory agency or authority.

6.             TAXES

6.1           Purchaser shall bear responsibility for and shall timely pay any Taxes assessed directly against Purchaser by a Taxing Authority with respect to the Backhaul IRU or Wavelength IRUs, or Purchaser’s use of facilities connected to the Backhaul IRU or Wavelength IRUs; provided, however, that such Taxes shall not include any tax that is (i) imposed upon or measured by Seller’ income or (ii) imposed with respect to the Williams’ Network or any portion thereof beyond Purchaser’s pro rata share for such liability, provided, further, that Purchaser nonetheless agrees to reimburse Seller for fees in support of the Universal Service Fund contemplated by the Telecommunications Act of 1996 or any state equivalent, together with a one percent (1%) administrative fee to the extent Seller’ recovery of the administrative fees is not precluded by law.

6.2           Seller shall bear responsibility for and timely pay any and all Taxes and Property Taxes asserted against it, the Williams’ Network or any portion thereof by a federal, state or local governmental authority or subdivision thereof with respect to the Williams’ Network (whether in connection with Seller’ construction, ownership, maintenance or use of the Williams’ Network, or otherwise); provided that such Taxes shall not include any tax that is (i) imposed upon, or measured by, Purchaser’s income or (ii) attributable to Purchaser as described in Section 6.1 hereof.

6.3           With respect to any and all Property Tax obligations arising in connection with the Williams’ Network, any portion thereof or any interest therein, as between Seller and Purchaser, Seller shall bear sole responsibility for payment and submission of reports and filings in connection therewith.  Seller shall retain responsibility with respect to any and all Taxing Authorities and their respective jurisdictions, for timely reporting, filing and remitting payments in connecting with such Property Taxes.

6.4           The parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the Taxes arising from or under this Agreement, which may be required or initiated from or by any Taxing Authority.

6.5           In the event that Seller is assessed for any Taxes or fees related to Purchaser’s ownership of the Backhaul IRU or Wavelength IRUs, Seller shall, within thirty (30) days after receipt of an invoice therefor, provide information and documentation to Purchaser sufficient to demonstrate the basis for the tax or fee and the amount and due date for payment of the tax or fee.  Within such thirty (30) day period, Seller may pay such tax or fee and invoice Purchaser for reimbursement.  Purchaser shall reimburse Seller for such payment within thirty (30) days after receipt of Seller’ invoice.  In the event Seller elects to not pay such tax or fee, it shall so notify Purchaser.  Purchaser, at its option, may pay the tax or fee, or contest the same.

7.             DECOMMISSIONING

7.1           Notwithstanding anything contained herein to the contrary, Seller may, in its sole discretion, (i) Decommission the Backhaul or any portion thereof that affects the Backhaul IRU at any time after the twentieth anniversary of the Backhaul Closing Date (ii) Decommission the Wavelengths or any portion thereof that affects the Wavelength IRUs at any time after the twentieth anniversary of the applicable Wavelength Closing Date.

7.2           Seller shall provide Purchaser ninety (90) days prior written notice of its decision to Decommission the Backhaul or the Wavelengths, as the case may be.

8.             TERM

8.1           The Term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue until the earlier of: (i) the expiration or termination of the last IRU Term hereunder; or (ii) the date on which Purchaser notifies Seller in writing (the “Notice Date”) that the last remaining IRU subject to this Agreement has, in Purchaser’s determination, reached the end of its economically useful life and that Purchaser desires not to retain such IRU.  Purchaser may deliver such notice to Seller at any time with respect to any or all of the IRUs granted hereunder and with respect to any IRU covered by such notice, the IRU Term shall be deemed terminated as of the Notice Date.

8.2           The term of the applicable IRU (“IRU Term”) shall commence on the applicable Closing Date for the IRU granted hereunder and shall continue until the twentieth anniversary of such Closing Date, unless earlier terminated by Purchaser pursuant to Section 7.1.

8.3           Upon expiration of an IRU Term or the earlier termination of an IRU Term by Purchaser in accordance with Section 8.1, Purchaser shall transfer all rights and interest in the IRU(s) to Seller and all of Purchaser’s rights to the IRU(s) shall revert to Seller without reimbursement by Seller of any fees or other payments previously made with respect thereto, and from and after such time Purchaser shall have no further rights or obligations (excepting such obligations as shall have arisen prior to the date of expiration of the IRU Term or such obligations which are intended to survive as set forth in Section 20) with respect to the applicable IRUs.

9.             LIMITATION OF LIABILITY

9.1           NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY LOSSES OR DAMAGES ARISING AS A RESULT OF OR IN THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR ITS USE OF THE WILLIAMS’ NETWORK OR ANY CAUSE WHATSOEVER, WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF LAW.

9.2           Nothing contained herein shall operate as a limitation on the right of either Seller or Purchaser to bring an action for damages against any third party, including indirect, special, or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the operation or use of the Capacity.  Each of Seller and Purchaser shall assign such rights of claims, execute such documents and do whatever else may be reasonably necessary to enable the other to pursue any such action against such third party, provided however, that the provisions of this Section 9.2 shall not permit, and the parties agree that Section 9.1 shall apply to prevent, the filing of an action by Seller or Purchaser for damages against a third party for indirect, special, or consequential damages arising out of or in connection with this Agreement if such third party, directly or through one or more intermediate parties, has a right of indemnification, impleader, cross-claim, contribution, or other right of recovery against Seller or Purchaser, respectively.

9.3           EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION TO PURCHASER OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE WILLIAMS NETWORK, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

9.4           With respect to rights provided under this Agreement, the parties shall make a similar disclaimer in each of their customer contracts, and shall require their customers, permitted assignees or other users of the Capacity to agree, assume, and be subject to the terms of this Section 9.

10.          INDEMNIFICATION

10.1         Each party (the “Indemnifying Party”) hereby releases and agrees to indemnify, defend, protect and hold harmless the other party, its employees, officers, shareholders, directors, agents, contractors and Affiliates (the “Indemnified Parties”), from and against, and assumes liability for any and all claims, demands, actions, losses, damages, assessments, charges, liabilities, costs and expenses (including without limitation, interest, penalties and attorneys fees and disbursements (including an allocated share of in-house counsel fees)) which may from time to time be suffered or incurred by, or asserted against, the Indemnified Parties directly or indirectly, on account of or in connection with:

10.1.1      Any injury, death, loss or damage to any person, tangible property or facilities of any person or entity to the extent arising out of or resulting from the negligence or willful misconduct of the Indemnifying Party, its officers, employees, servants, Affiliates, agents or contractors or from any other person or entity for whom it is in law responsible; and

10.1.2      Any violation by the Indemnifying Party of regulations, rules, statutes or court orders of any local, state or federal governmental agency, court or body in connection with its performance under this Agreement, or its use of the Williams Network.

10.2         In the event an Indemnified Party is notified of any action as to which it may seek to be indemnified under this Section, it will promptly notify the Indemnifying Party and seek to consult with such Indemnifying Party prior to taking any material action with respect thereto, unless required to do so in order to protect any rights or remedies which may be available.

10.3         The Indemnifying Party hereby expressly recognizes and agrees that its obligation to indemnify, defend, protect and save the Indemnified Parties harmless is a material obligation to the continuing performance of the Indemnifying Party’s other obligations hereunder.  The obligations of this Section 10 shall survive the expiration or earlier termination of this Agreement.  Recovery under or in respect of this Section 10 shall not be limited to the proceeds of any insurance to be carried hereunder or otherwise carried by the Indemnifying Party.

11.          ASSIGNMENT

11.1         This Agreement shall be binding on each party and its respective successors and assigns.  Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  If Seller does not consent to the credit of the proposed assignee, Purchaser may still assign this Agreement without consent of Seller, but Purchaser shall remain primarily liable for all of the obligations hereunder.  Any attempted assignment in violation of this Section 11 shall be of no force or effect and shall be null and void.

11.2         Notwithstanding the foregoing, Purchaser may assign this Agreement without prior written consent to (i) any Affiliate, successor through merger, or acquirer of substantially all of its assets which has the capacity to fulfill the requirements set forth in this Agreement, or (ii) if necessary to be in compliance with the rules and/or regulations of any regulatory agency, governmental agency, legislative body or court of competent jurisdiction.  Notwithstanding, in all cases the assignee must acknowledge in writing its assumption of the obligations of the assignor hereunder and notify the other party to this Agreement of such assignment as soon as practicable.

11.3         Notwithstanding the foregoing, Seller may assign this Agreement without prior written consent to (i) any Affiliate, successor through merger, acquirer of substantially all of its assets which has the capacity to fulfill the requirements set forth in this Agreement or as part of a financing transaction where Seller remains the operator of the Williams’ Network, subject to the financing party executing an Acknowledgement Letter, or (ii) if necessary to be in compliance with the rules and/or regulations of any regulatory agency, governmental agency, legislative body or court of competent jurisdiction.  Notwithstanding, in all cases the assignee shall acknowledge in writing its assumption of the obligations of the assignor hereunder and notify the other party to this Agreement of such assignment as soon as practicable.

11.4         Notwithstanding anything to the contrary in this Agreement, Purchaser may resell to its customers (including on an IRU basis), lease, provision, swap, transfer or exchange the IRUs or any telecommunications capacity derived from the IRUs in smaller increments.

12.          CONFIDENTIAL AND PROPRIETARY INFORMATION

12.1         In connection with this Agreement, either party may furnish to the other certain information that is marked or otherwise identified as proprietary or confidential (“Confidential Information”).  This Confidential Information may include, among other things, documentation, data, drawings, specifications, plans, and other technical or business information, including, without limitation, confidential information of a party’s customer.  For purposes of this Section 12, the party that discloses Confidential Information is referred to as the “Disclosing Party”, and the party that receives Confidential Information is referred to as the “Receiving Party”.

12.2         When Confidential Information is furnished in tangible form, the Disclosing Party shall mark or otherwise identify it as proprietary or confidential.  When Confidential Information is provided orally, the Disclosing Party shall, at the time of disclosure or promptly thereafter, identify the Confidential Information as being proprietary or confidential.

12.3         With respect to Confidential Information disclosed under this Agreement, the Receiving Party shall:

12.3.1      hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the Receiving Party to protect its own proprietary or confidential information that it does not wish to disclose, but in no event less than a reasonable degree of care;

12.3.2      restrict disclosure of the Confidential Information solely to those of its Affiliates, officers, directors, employees, its lenders or other parties providing financing arrangements, agents or representatives, including legal counsel and independent auditors (collectively, “Representatives”), who need to know such Confidential Information for the purpose of negotiating, executing and implementing this Agreement.  The Receiving Party agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Section 12 and with respect to permitted third parties, execute a non-disclosure agreement substantially reflecting the terms and conditions of this Section 12; and

12.3.3      use the Confidential Information only in connection with the performance of this Agreement except as the Disclosing Party may otherwise agree in writing.

12.4         Confidential Information shall be deemed the property of the Disclosing Party.  Upon request of the Disclosing Party, the Receiving Party shall return all Confidential Information received in tangible form, or shall destroy it and provide written certification of destruction to the Disclosing Party.  If the Receiving Party loses or makes an unauthorized disclosure of Confidential Information, it shall notify the Disclosing Party and use reasonable efforts to retrieve the Confidential Information.

12.5         The Receiving Party shall have no obligation to preserve the proprietary nature of Confidential Information which:

12.5.1      was previously known to the Receiving Party free of any obligation to keep it confidential;

12.5.2      is or becomes publicly available by means other than unauthorized disclosure by the Receiving Party;

12.5.3      is developed by or on behalf of the Receiving Party independently of any Confidential Information furnished under this Agreement; or

12.5.4      is received from a third party whose disclosure does not violate any confidentiality obligation.

12.6         The contents and existence of this Agreement is Confidential Information of both parties, and all information that may be disclosed to Receiving Party pertaining to the identities, locations, and requirements of the Disclosing Party’s customers, is Confidential Information of Disclosing Party.

12.7         If the Receiving Party is required to disclose the Disclosing Party’s Confidential Information by an order or a lawful process of a court or governmental body, the Receiving Party shall promptly notify the Disclosing Party, and shall cooperate with the Disclosing Party in seeking reasonable protective arrangements before the Confidential Information is produced; provided, however, that after notice to and consultation with the Disclosing Party and seeking reasonable protective arrangements, the Receiving Party may release Confidential Information to governmental bodies which is required to comply with federal or state securities laws.

12.8         Each party agrees that the Disclosing Party would be irreparably injured by a breach of this Section 12 by the Receiving Party or its representatives and that the Disclosing Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section 12.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 12, but shall be in addition to all other remedies available at law or in equity.

13.          PUBLICITY AND ADVERTISING

13.1         Neither party shall publish or use any advertising, sales promotions, or other publicity materials that use the other party’s logo, trademarks, or service marks without the prior written approval of the other party.

13.2         No publicity regarding the existence and/or terms of this Agreement may occur without the mutual written agreement of both parties.  The content and timing of any press releases and all other publicity regarding the subject matter of the Agreement or Purchaser’s relationship with Seller shall be mutually agreed upon in writing by the parties.

13.3         Nothing in this Agreement establishes a lease, license or right for either party to use any of the other party’s brands, marks, or logos without prior written approval of the other party.

14.          REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1         Each party represents, warrants and covenants that as of the Effective Date and on each Acceptance Date:

14.1.1         It has taken all requisite action to approve the execution, delivery and performance of this Agreement;

14.1.2         This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors’ rights and general equitable principles;

14.1.3         Its execution and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body of any country or any contract or other agreement the party is subject to;

14.1.4         It is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation;

14.1.5         It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

14.1.6         To the best of its knowledge and belief, there exists no breach of any agreement it may have with third parties which reasonably could be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

14.1.7         Its execution and performance of this Agreement will not result in a breach of any agreement it may have with third parties or any applicable law which reasonably could be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

14.1.8         There are no pending or, to best of its knowledge and belief, threatened claims, actions, suits, audits, investigations or proceedings by or against it which reasonably could be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

14.1.9         It is qualified to do business in all jurisdictions where such qualification is required by applicable law, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

14.1.10       It shall perform its obligations under this Agreement and use the Williams Network in a manner consistent with applicable law, and shall not use, or knowingly permit the Williams Network to be used, for any illegal purpose or in any other unlawful manner; and

14.1.11       It now holds or will obtain prior to the applicable Acceptance Date all necessary consents, authorizations, licenses, permits and other approvals, both governmental and private, as are necessary to perform its obligations under this Agreement, including, with respect to Seller only, as necessary for the operation and maintenance of the Williams Network.

14.2         In addition to Section 13.1, Seller hereby represents, warrants and covenants to Purchaser as of the Effective Date and each Acceptance Date that:

14.2.1         the Wavelength IRUs and Backhaul IRU will be designed and operated as integral parts of the Williams Network;

14.2.2         Seller shall not amend any material agreement or grant a waiver thereunder without the prior written consent of Purchaser, if such amendment or waiver will have a direct material adverse effect on the IRUs granted hereunder; and, Seller shall not seek to transfer any asset used in the performance of this Agreement to an Affiliate without causing the Affiliate be bound by this representation.

15.          DEFAULT

15.1         Generally.

15.1.1         A party shall be in default under this Agreement thirty (30) days after the non-defaulting party shall have given written notice of such default unless the defaulting party shall have cured such default within such thirty (30) days; provided, however, that where any such default other than the payment of money cannot reasonably be cured within such 30-day period, if the defaulting party shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such default shall be extended for such period of time not to exceed ninety (90) days as may be necessary to complete such cure, and further provided that the period for cure set forth in Section 15.2.7 shall be one hundred eighty (180) days.

15.1.2         The notice and default provisions set forth in this Section 15 shall not apply to delivery deadlines set forth in Section 4.1.

15.2         “Events of Default” shall include, but not be limited to, the following:

15.2.1         failure to make any payment when due hereunder not cured within the applicable cure period following written notice by the non-defaulting party;

15.2.2         breach of any material provision hereof not cured within the applicable cure period following written notice by the non-defaulting party;

15.2.3         the making by either party of a general assignment for the benefit of its creditors;

15.2.4         the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against either party which is not dismissed within ninety (90) days thereafter, or the filing by either party of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; or

15.2.5         the failure of the Backhaul IRU or any Wavelength IRU or any portion thereof to meet the Technical Specifications applicable thereto the result of which causes such Backhaul IRU, Wavelength IRU or portion thereof to be unusable by Purchaser for a continuous period of sixty (60) consecutive days.  For purposes of this Section, “unusable” shall mean either the inability to transmit any traffic over the Wavelength or Backhaul or portion thereof, as applicable, due to failure of facilities supplied by Seller, or degradation of service below the Technical Specifications due to facilities provided by Seller.  In no event shall “unusable” mean Purchaser’s inability to transmit traffic or use the Wavelength or Backhaul due to the unavailability of the China-US cable, Purchaser’s inability to connect to the Wavelength or Backhaul, failure of any facilities or equipment provided by or supplied by Purchaser or for reasons of a similar nature.

15.2.6                            the failure of Purchaser to fulfill its obligation to purchase any Wavelength IRU or the Backhaul IRU.

15.2.7                            the failure of Williams to fulfill its obligations to maintain Required Rights as set forth in Section 4.6 (except as modified by Section 21, Bargain Purchase Option).

15.3                       In the event of a default described in Section 15.2.5 or Section 15.2.7 above, Purchaser shall have the right to terminate the affected Backhaul IRU or Wavelength IRU (or any portion thereof) and Seller shall pay to Purchaser a pro rata refund of the Backhaul IRU Purchase Price or the applicable portion of the Wavelength IRU Purchase Price previously paid to Seller for the applicable terminated IRU, based on a term of twenty (20) years, calculated from the applicable Acceptance Date.  Upon receipt of such refund, which shall be payable to Purchaser within ten (10) Business Days of the request therefore, Purchaser shall return all rights and interest in the terminated IRU to Seller.  The parties hereby agree that in the event of a default in accordance with Section 15.2.5 above, the rights and remedies set forth in this paragraph shall be Purchaser’s sole and exclusive rights and remedies with respect to such default.

15.4                       Except as set forth in Section 4.3.5 and Section 15.3, in addition to the specific remedies provided hereunder, upon any default by a party, after notice thereof the non-defaulting party may pursue any legal remedies that it may have under applicable law or principles of equity relating to such default that are consistent with this Agreement, provided that appropriate notice has been given under this Section.

15.5                       The parties agree that in the event of a default hereunder or due to the termination by Purchaser under Section 18 hereof (“Force Majeure”) whereby Seller is required to refund to Purchaser a portion of the Wavelength IRU Purchase Price or the Backhaul IRU Purchase Price, for purposes of such calculation, the Backhaul IRU Purchase Price shall be *** or proportionately less if Purchaser elects to take 22 of the 48 STM-1s as provided in Section 4.3.1 and each Wavelength IRU Purchase Price shall be ***.

16.          RULES OF CONSTRUCTION

16.1                       The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content.  Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

16.2                       Unless expressly defined herein, words having well-known technical or trade meanings in the telecommunications industry shall be so construed.

16.3                       Except as set forth to the contrary herein, any right or remedy of Seller or Purchaser shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

16.4                       This Agreement does not provide, and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or any other right.

16.5                       This Agreement has been fully negotiated between and jointly drafted by Seller and Purchaser.

16.6                       In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibits shall be corrected accordingly.

16.7                       Except as specifically set forth herein, the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party’s performance is reasonable and timely.

17.          MISCELLANEOUS PROVISIONS

17.1                       Arbitration.

17.1.1                          Any dispute or disagreement relating to this Agreement that is not settled to their mutual satisfaction within the applicable notice or cure periods provided in this Agreement, shall, upon the demand for arbitration by either party, be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that a party gives notice of its demand for arbitration under this Section 17.1.  If Seller and Purchaser cannot agree on a single arbitrator within fifteen (15) days after the notice demanding arbitration is received by the receiving party, Seller and Purchaser shall each select an arbitrator within the subsequent fifteen (15) day period and the two (2) arbitrators shall select a third arbitrator within ten (10) days.  If the parties fail to appoint arbitrators or the arbitrators cannot agree on a third arbitrator, then either party may request that the American Arbitration Association shall select and appoint a neutral arbitrator who shall act as the sole arbitrator.  The parties shall be entitled to submit expert testimony and/or written documentation on such arbitration proceeding.  The decision of the arbitrator or arbitrators shall be final and binding upon Seller and Purchaser and shall include written findings of law and fact, and judgment may be obtained thereon by either Seller or Purchaser in a court of competent jurisdiction.  Seller and Purchaser shall each bear the cost of preparing and presenting its own case.  The cost of the arbitration, including the fees and expenses of the arbitrator or arbitrators, shall be shared equally by Seller and Purchaser unless the award otherwise provides.  The arbitrator or arbitrators shall be instructed to establish procedures such that a decision can be rendered within ninety (90) days after the appointment of the arbitrator or arbitrators.  In no event shall the arbitrator or arbitrators have the power to award any damages described in and limited by Section 9 which section shall be binding on the arbitrator(s).  This Section 17 shall not be construed to limit either party’s ability to recover under Section 10 with respect to claims of third parties brought against such party.

17.1.2                          The obligation to arbitrate shall not be binding upon either party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

17.1.3                          Any arbitrator appointed to act under this Section 17.1 must agree to be bound to the provisions of this Agreement, including Sections 9 and 12 with respect to the terms of this Agreement and any information obtained during the course of the arbitration proceedings.

17.2                       Notices.

17.2.1                          Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement (except invoices) shall be in writing and addressed to the other party as follows:

If to Purchaser:                                                   Teleglobe USA Inc.
Attn:       Executive Vice President
                  and General Counsel
11480 Commerce Park Drive
Reston, Virginia 20191
Phone No.: (703) 755-2000
Facsimile No.: (703) 755-2694

with a copy to:                                                     Teleglobe USA Inc.
Attn:       Chief Network Officer
11480 Commerce Park Drive
Reston, Virginia 20191
Phone No.: (703) 755-2000
Facsimile No.: (703) 755-2622

If to Seller:                                                                           Williams Communications, LLC
Attn:       Contract Administration
One Williams Center, 27th Floor
Tulsa, OK 74172
Phone No.: (918) 573-3983
Facsimile No.: (918) 574-6042

with a copy to:                                                     Williams Communications, LLC
Attn:       General Counsel
One Williams Center, Suite 4100

Tulsa, OK 74172
Phone No.: (918) 573-2000
Facsimile No.: (918) 573-3005

or at such other address as may be designated in writing to the other party.

17.2.2                          Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by registered or certified U.S. mail.  Notice may be sent via facsimile, effective on the date of sending the facsimile when the sender receives electronic confirmation denoted “send successful” (or similar message), provided that the party sending facsimile notice simultaneously sends a copy of the notice via a nationally recognized overnight courier with the package marked for next-day delivery.

17.3                       Waiver.  The waiver by any party, in whole or in part, of a breach of or a default under any of the provisions of this Agreement, or the failure, in whole or in part, of any party, upon one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default or as a waiver of any other provision, right or privilege hereunder.

17.4                       Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles.

17.5                       Entire Agreement; Amendment.  This Agreement constitutes the entire and final agreement and understanding between Seller and Purchaser with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect.  The Exhibits referred to herein are integral parts hereof and are made a part of this Agreement by reference.  This Agreement may only be modified or supplemented by an instrument in writing executed by duly authorized representatives of Seller and Purchaser.

17.6                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

18.          FORCE MAJEURE

Except for an obligation to pay money hereunder, neither party shall be in default under this Agreement with respect to any delay in its performance caused by any of the following conditions (each a “Force Majeure Event”): act of God, fire, flood, government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; or any other cause beyond the reasonable control of such party.  The party claiming relief under this Section shall promptly notify the other in writing of the existence of the Force Majeure Event relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event and shall exercise commercially reasonable efforts to minimize the time for any such delay.  If a Force Majeure Event persists beyond ninety (90) days, the parties agree to meet and discuss an equitable solution taking into account the nature of the obligation involved, the likelihood of a workaround solution, and the extent to which the affected party is or will be adversely affected.  If a Force Majeure Event persists beyond one hundred eighty (180) days, Purchaser shall have the right to terminate such IRUs as are affected by the Force Majeure Event and to receive a pro rata refund of the Backhaul IRU Purchase Price or Wavelength IRU Purchase Price, as applicable, previously paid to Seller for the applicable terminated IRU, based on a term of twenty (20) years, calculated from the applicable Acceptance Date.  Upon receipt of such refund, which shall be payable to Purchaser within ten (10) Business Days of the request therefore, Purchaser shall return all rights and interest in the terminated IRU to Seller.  In no event shall either party be deemed in default on account of a Force Majeure Event or termination pursuant to this Section and termination and receipt of the refund described above shall be Purchaser’s sole and exclusive rights and remedies with respect to any Force Majeure Event.

19.          SEVERABILITY

If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.          TERMINATION; SURVIVAL

In the event all purchase obligations under this Agreement have been terminated pursuant to Section 4.4, this Agreement shall automatically terminate.  Notwithstanding anything to the contrary contained herein, expiration or termination of this Agreement shall not affect the rights or obligations of any party hereto prior to the date of termination or pursuant to the Sections of this Agreement entitled Indemnification, Limitation of Liability, Confidentiality and Proprietary Information, and Arbitration, respectively.

21.          BARGAIN PURCHASE OPTION

21.1                       Purchaser shall have the option to purchase from Seller all of Seller’s right, title and interest in and to the derivable capacity constituting the Backhaul and the Wavelengths, as well as the Tributary Cards without warranty or recourse (the “Ownership Interest”) to the extent Purchaser has then not already acquired such rights (an “Option”) for a purchase price of Ten Dollars ($10.00) (the “Option Price”), on the last

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

day of the applicable IRU Term (the “Exercise Date”) so long as Purchaser shall have complied fully with all of its obligations hereunder.  Purchaser may exercise the Option by giving Seller an irrevocable written notice, at least thirty (30) days before the Exercise Date, electing to purchase all (but not less than all) of the Ownership Interest and by paying the Option Price to Seller on the Exercise Date.  If no such notice is delivered by Purchaser to Seller within such period, Purchaser shall be deemed to have waived any right to purchase the Ownership Interest.  If such notice is delivered to Seller by the Exercise Date and the Option Price paid to Seller as provided herein, Seller shall on the Exercise Date transfer to Purchaser all of the Ownership Interest.

21.2                       In the event any Required Rights documents are ambiguous with respect to the provisions of Section 20(a), such ambiguity, solely for purposes of this Agreement, shall be construed as not permitting transfer of an Ownership Interest.  This Section is intended solely to prevent unintentional violation of the rights of third parties and shall not be construed as estopping either party from applying a different interpretation of Required Rights documents with respect to other parties.

21.3                       To the extent Purchaser obtains an Ownership Interest, Purchaser must secure, at its own expense, all rights, licenses, authorizations, easements, leases, fee interests, or agreements to the extent necessary from third parties to provide fort the continued occupancy of real property or fixtures (such as conduits, bridges, river crossings, or transmission towers) by the Ownership Interest.  Upon Seller’s written request with respect to specific tracts, Purchaser shall promptly certify that it has complied with the condition set forth in the preceding sentence.

21.4                       In the event Purchaser exercises the Option, Purchaser shall (i) reimburse Seller for any direct out-of-pocket costs incurred by Seller in connection with the exercise of the Option and the transfer of right, title and interest in the applicable Ownership Interest, and (ii) release, indemnify, defend, protect and hold harmless Seller, its employees, officers, shareholders, directors, agents, contractors and Affiliates, from and against, and assumes liability for any and all claims, demands, actions, losses, damages, assessments, charges, liabilities, taxes, costs and expenses (including without limitation, interest, penalties, and attorney’s fees and disbursements) which may from time to time be suffered or incurred by, or asserted against Seller directly or indirectly, on account of or in connection with the grant of the Option or the transfer of the Ownership Interest to Purchaser pursuant to exercise of the Option, including without limitation, those arising from (1) any claims by a landowner that Seller or Purchaser are violating such landowner’s rights because of a transfer of the Ownership Interest, (2) any claims by any party to or successor to a right-of-way agreement that Seller violated or exceeded the terms of such right-of-way agreement because of a transfer of the Ownership Interest, (3) any additional fees, payments, charges, taxes, or any other form of monetary claims by any party to or successor to a right-of-way agreement that the transfer of the Ownership Interest entitles that party to any additional payments under such right-of-way agreement.  The provisions of this Section shall apply regardless of the merits of any claim and regardless of whether Seller actually transferred an Ownership Interest with respect to the segment in question.

IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Seller and Purchaser have executed this Agreement as of the dates set forth opposite the signatures of their respective authorized officers below.

TELEGLOBE USA INC.		WILLIAMS COMMUNICATIONS, LLC

By:	/s/ Stewart Verge	By:	/s/ William L. Cornoy
Name:	Stewart Verge	Name:	William L. Cornoy
Title:	Executive Vice President	Title:	SVP &GM Network Services
Date:	March 31, 2001	Date:	March 31, 2001

EXHIBIT A

PAYMENT SCHEDULE

A.            Wavelength IRU Purchase Price:

The Wavelength IRU Purchase Price is $***, which shall be due and payable as follows:

Within five (5) Business Days of the following Milestones, Purchaser shall make the payment indicated.

Milestone	Date	Payment		Credit			Amount — Payable
First Progress Payment	March 31, 2001	$	***	$	(***	)**	$	***

Second Progress Payment	Acceptance Date of First Three Wavelengths	$	***	$	***		$	***

Third Progress Payment	Acceptance Date for the Fourth Wavelength	$	***	$	(***	)**	$	***

B.            Backhaul IRU Purchase Price:

The Backhaul IRU Purchase Price is $***, which shall be due and payable as follows:

Within five (5) Business Days after the following Milestones, Purchaser shall make the payment indicated.

Milestone	Date	Payment		Credit		Amount Payable
First Progress Payment	March 31, 2001	$	***	$ (***	)**	$	***

Second Progress Payment	Acceptance Date for Backhaul	$	***	***		$	***

The Backhaul IRU Purchase Price is subject to reduction as set forth in Section 3.3.

* Each such payment date, a “Closing Date.”

** The total of these credit amounts represent the $***down payment paid by Purchaser for 1999 Dark Fiber Agreement and $***for Seller’s repurchase of dark fiber on Atl-Jax and Atl-DC routes.

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

CAPACITY PURCHASE AGREEMENT	CONFIDENTIAL AND PROPRIETARY

1

EXHIBIT B

TECHNICAL SPECIFICATIONS AND DESCRIPTION
FOR BACKHAUL SERVICE

The Technical Specifications set forth herein are stated as an objective that the Backhaul will perform in accordance with prevailing telecommunications industry standards. The Backhaul provided under this Agreement is measured using two variables: Network Availability and Mean-time-to-restore. Mean-time-to-restore is addressed in Section 10 of this Exhibit.

1.0           Interconnection specifications

a.             Optical Synchronous Digital Hierarchy (SDH) capacity.  SDH capacity is provided in accordance with ITU standards. Available Line rates are shown in Table G.3 below.

b.             Network Access and Interfaces. Backhaul provides network access at standard SDH (ITU) interfaces capable of interconnecting STM-1 (155 Mbps) single-ended dedicated line circuits.

Table G.3 Circuit
Specifications

Interface	STM-1
Line Rate	155.520 Mbps
Tolerance	+/—20 ppm
Line Code	CMI
Signal Format	9 rows by 270 columns by 1 (bytes)
Impedance	75 Ώ
Pulse Shape	ITU-T G.703
Wavelength	1261-1360 nm

2.0           Conversion.

a.             Telecommunications transmissions in the United States operate in compliance with SONET standards rather than international SDH standards.  The international SDH standard uses the STM-1 as a fundamental building block.  The STM-1 is equivalent to the 3rd level of the SONET hierarchy called STS-3 (or STS-3c).  In the United States, these electrical signals then get mapped to an optical signal called an OC-3 (or OC-3c).

b.             Backhaul receives SDH hand-offs, but due to network configuration, the traffic must be transported via a SONET interface.  To manage this, SDH traffic arrives in the OC48 terminal at the cable landing POP as an STM1 signal.  The OC-3 card converts the SS bits to SONET format and then the STM1 is transported

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untouched to the corresponding OC-3 card at the Termination POP.  At the Termination POP, the SS bits are then converted back to SDH format for handoff to Purchaser’s equipment.  This transport will not disturb the traffic payload, the path overhead or the required timing needs.

3.0           Protection.  The network equipment has a protection capability on a per STM-1 circuit basis.  If the equipment delivering the STM signal fails, it will switch automatically to a stand-by unit.  The automatic switch will be transparent to the voice or data traffic being carried at the time of the equipment failure.  Additional protection is made possible by diversity and redundancy.

4.0           Diversity.  Backhaul shall provide Route Diversity between all landing stations (excluding Bandon) and designated termination points.  Route Diversity is defined as separate physical paths being delivered via two different conduits between the cable landing station and the designated Seller’s POP.  One path is provisioned as “work” and the other path is provisioned as “protect”.

5.0           Redundancy.  In locations where physical Route Diversity is not available, Seller will provide Redundancy.  Redundancy means that Seller will provision service on a path over one circuit and keep a circuit for protection on the same specified path and equipment between the cable landing station and the designated Seller’s POP.

6.0           Availability.  Availability on Seller’s Network.  Availability is a measurement of the percent of total time that service is operative when measured over a 365 consecutive day (8760 hour) period.  Optical SONET Service is considered inoperative when there has been a loss of signal or when two consecutive 15 second loop-back tests confirm the observation of a bit error rate equal to or worse than 1 x l0-6.  For Services on Seller’s network, availability shall be 99.95% from the Origination Point (as set forth below) to Seller’s Termination POP measured over a one year period.  For Services not on Seller’s network, the Third Party Provider will establish availability.  The Local Access availability standards for Local Access Services are established by the Local Access Provider.  See General Provisions for other factors affecting availability.

7.0           Performance (% Error Free Seconds, while Available).  Error Free Seconds on Seller’s Network.  Performance is noted in Error Free Seconds which are a measure of the percentage of total seconds that do not contain bit errors when measured over a consecutive 24 hour period.  Performance shall be measured on a one-way basis using a Pseudo Random Bit Sequence test pattern as defined in CCITT Recommendation 0.151.  For Services on Seller’s network, Error Free Seconds shall be 99.5% from the Origination Point (as set forth below) to Seller’s Termination POP measured over a one year period.  The Error Free Seconds standards for Local Access Services is established by the Local Access Provider.  For Services not on Seller’s network, the Third Party Provider will establish Error Free Seconds.

8.0           Quality Standards.  Standards apply on a one-way basis between the Origination Point (as set forth below) and Seller’s Termination POP only.  All standards exclude nonperformance due to force majeure or planned interruptions for necessary maintenance

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purposes.  All standards exclude nonperformance due to acts or omissions of Teleglobe or due to any failure of Teleglobe-provided equipment.

9.0           Maintenance.  Seller will undertake repair efforts on equipment or fiber when Seller first becomes aware of it, or when notified by Teleglobe and Teleglobe has released all or part of the Service for testing.  The maintenance standards in this Section III B only apply for Equipment or Fiber on Seller’s owned and operated network and from the Origination Demarcation Point (as defined in Section 1.1 of this Agreement) to Seller’s Termination POP.

10.0         Mean Time to Restore (“MTTR”).  Mean Time to Restore is be the average time required to restore service and resume availability and is stated in terms of equipment and cable outages.  The time is measured from the moment the outage is reported until the service is available.  With respect to Backhaul, Seller has an objective of repairing network equipment within an average of two (2) hours and an objective to have the first fiber on a cable cut restored within an average of six (6) hours.  Seller will undertake repair efforts on equipment or fiber when Seller first becomes aware of the problem, or when notified by Teleglobe and Teleglobe has released all or part of the capacity for testing.  The maintenance standards in this Section only apply for equipment or fiber on Seller’s owned and operated network and from Seller’s POP to Seller’s POP,

11.0         Calculation.  Seller calculates network availability upon written request from customers.  Purchase must notify the Williams Service Delivery and initiate an action request to determine if the standards stated above were met.

12.0         Description.  The Backhaul is point-to-point transport that connects an international cable network to Seller’s domestic U.S. network.  Purchaser’s Backhaul shall be provided at STM-l capacity.  Seller will pickup Purchaser’s traffic which enters the U.S. via a cable Williams’ Network at a cable landing station.  The cable landing station where Seller will pick up Purchaser’s traffic is as set forth below.  The origination demarcation point for the Backhaul shall be at the Williams’ Network interface of the AT&T landing station on the China-US cable Williams’ Network (the “Origination Demarcation Point”).  Once Seller picks up the traffic at such cable landing station, it will then carry the traffic to the termination POP set forth below.

Origination Point:	The fiber distribution panel designated by Seller in the AT&T Cable Hut for China-US Cable at 9401 Los Oso Valley Road in San Luis Obispo, California.

Termination Point:	The fiber distribution panel in the Purchaser POP at 1 Wilshire Boulevard, Los Angeles, California.

13.0         Portability.  Once Purchaser has accepted and paid for the Backhaul IRU, Purchaser may elect to port any of the STM-ls constituting the Backhaul IRU to the Japan-US cable or the Southern Cross cable as accessed through the Los Osos, California cable landing station, subject to:  (i) Purchaser must provide Seller with sixty (60) days notice; and (ii) Purchaser must pay a reconfiguration fee to be determined at the time of Purchaser’s

4

request for such portability.  Portability shall mean, for example, that Purchaser shall have the ability to turn down any number of the 48 STM-1s which originate at San Luis Obispo and turn up the same number of STM-1s at the Los Osos cable landing station.  In no event shall the Termination Point set forth in Section 12.0 above be portable and in no event shall the total number of STM-1s exceed 48.  Seller agrees to perform the transition without an Outage (as defined in the O&M Agreement).  In the event the transition causes an Outage, Seller will provide Outage Credits (as defined in the O&M Agreement) to Purchaser.  Such Outage Credit shall be Purchaser’s sole and exclusive remedy in the event of any Outage during the transition period.

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EXHIBIT C

TECHNICAL SPECIFICATIONS AND DESCRIPTION
FOR WAVELENGTHS

Seller shall have the capability to monitor and report performance monitoring functions and alarm/status monitoring functions listed as required in the Telcordia GR-253-CORE SONET Transport System Common Generic Criteria (Dec. 1997) for Optical Waves.  The standards by which Seller’s Optical Wavelength is measured apply on a one-way basis between Seller’s POPs only.

1.0           Network Availability.  Network Availability is a measurement of the percent of total time that the Wavelength is operative when measured over a 365 consecutive day (8760 hour) period.  For Wavelengths on Seller’s network, Network Availability shall be 99.339% measured over a one thousand (1,000) mile Wavelength for a one-year period.  Performance (% Error Free Seconds (“EFS”), while available) is noted in EFS, which is a measure of the percentage of total seconds that do not contain bit errors when measured over a period of thirty (30) consecutive days.  For Wavelengths on Seller’s network, EFS shall be 99.076% from POP to POP measured over a one-year period.  Network Availability will vary with different circuit lengths.

2.0           Maintenance.  The following maintenance procedures and activities are to be provided by Seller for Wavelengths.  Seller will promptly perform transport capacity maintenance activities for Wavelengths including isolating troubles and will provide information concerning those troubles, for each Wavelength, to Purchaser’s trouble reporting center.

a.             Remote Alarm Surveillance.  Throughout the term, Seller will provide remote alarm surveillance and sectionalization equipment and procedures for the purpose of detecting any out-of-service conditions or service-affecting conditions, and for rapidly removing impairments and restoring the Wavelengths.

b.             Notification.  In the event of any service-affecting alarm condition on a Wavelength, Seller will notify the Purchaser’s trouble reporting center.  Such notice will include (i) the type and status of alarm-causing condition, (ii) the estimated time to repair, (iii) and the probable cause of failure.  Seller will report the status of repair work and a revised estimate of the time to complete the repair.

3.0           Mean Time to Restore.  Mean Time to Restore (MTTR) shall be the average time required to restore service and resume availability and is stated in terms of cable outages.  The time is measured from the moment the outage is reported until the service is available.  With respect to Wavelengths, Seller has an objective to have the first fiber on a cable cut restored within an average of six (6) hours.  Seller will undertake repair efforts on equipment or fiber when Seller first becomes aware of the problem, or when notified by Purchaser and Purchaser has released all or part of the Wavelength for testing.  The maintenance standards in this Section only apply for equipment or fiber on Seller’ owned and operated network and from Seller’s POP to Seller’s POP.

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4.0           Description.  Each Wavelength shall be an unprotected, concatenated OC-48 wavelength.  Seller uses dense wavelength division multiplexing (“DWDM”) technology to multiplex OC-48 signals at unique wavelengths, or waves, and then transmits the composite signal over a single fiber.  At the receiver, the composite signal is then de-multiplexed and each unique signal is recovered.  Each Wavelength(s) provided hereunder will originate at the fiber cross connect in the Seller’s POP set forth below as the origination point and will terminate at the fiber cross connect in the Seller’s POP set forth below as the termination point with all such Wavelengths to be provided on circuits located entirely upon the Seller’s owned and operated network and both end points of which originate and terminate at a Seller POP.  The Wavelengths do not include a timing source.  Purchaser will be expected to provide a clocking source for its equipment.

Wave 1:	Origination Point:
The fiber distribution panel designated by Seller in Seller’s POP at 165 Halsey Street, Suite 625 Newark, New Jersey

Termination Point:
The meet-me-room in the basement at the Palo Alto Internet Exchange 529 Bryant Street Palo Alto, California

Wave 2:	Origination Point:
The fiber distribution panel designated by Seller in Seller’s POP at 60 Hudson Street, Suite 1203 New York, New York

Termination Point:
The meet-me-room in the basement at the Palo Alto Internet Exchange 529 Bryant Street Palo Alto, California

Wave 3:	Origination Point:
The fiber distribution panel designated by Seller in Seller’s POP at 165 Halsey Street, Suite 625 Newark, New Jersey

Termination Point:
The meet-me-room in the basement at the Palo Alto Internet Exchange 529 Bryant Street Palo Alto, California

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Wave 4:	Origination Point:
The fiber distribution panel designated by Seller in Seller’s POP at 60 Hudson Street, Suite 1203 New York, New York

Termination Point:
The meet-me-room in the basement at the Palo Alto Internet Exchange 529 Bryant Street Palo Alto, California

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EXHIBIT C-1

WAVELENGTH ROUTING

Associated Circuit ID #s	Non Diverse Routing	Diverse Routing

South 1

TWC273070	Newark — DC	Newark — DC
TWC411106	DC — Los Angeles	DC — Los Angeles
TWC273016	Los Angeles — Modesto — San Francisco — PAIX	Los Angeles — Modesto — Santa Clara — PAIX

North 1
TWC411107	New York Sacramento — Modesto — San Francisco — PAIX	New York — Sacramento — San Francisco — PAIX

South 2
TWC328506	Newark — DC	Newark — DC
TWC332451	DC — Los Angeles	DC — Los Angeles
TWC328429	Los Angeles — Modesto — San Francisco — PAIX	Los Angeles — Modesto — Santa Clara — PAIX

North2
TWC456364	New York — Sacramento — Modesto — San Francisco — PAIX	New York — Sacramento — San Francisco —PAIX

South 1, North 1, and South 2 all together constitute First Three Wavelengths.
North 2 is the Fourth Wavelength.

Teleglobe agrees that as of the Effective Date, TWC273071 which constituted the segment from New York, New York to Newark, New Jersey on the wavelength described as South 1 shall be cancelled by Williams and Williams shall have no obligation to provide such segment.  This cancellation shall have no effect on the Wavelength IRU Purchase Price hereunder.

9

EXHIBIT D

TESTING SPECIFICATIONS

Seller shall test the Backhaul and Wavelength(s) using procedures in accordance with industry standards.  A Wavelength or the Backhaul shall be considered acceptable by both parties when the Wavelength or Backhaul has been tested for a period of 24 hours and the results of such tests conclude that the error free seconds are no greater than a bit error rate of 10-12.  Purchaser acknowledges that Seller may, at its election, test each Wavelength in segments or end-to-end, due to the length of the end-to-end Circuit.

10

AMENDMENT NO. 1

THIS AMENDMENT (“Amendment”) is made and entered into effective this 2nd day of May, 2001, by and between WILLIAMS COMMUNICATIONS, LLC (“Seller”) and TELEGLOBE USA INC. (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to that certain Capacity Purchase Agreement which is dated March 31, 2001 (the “Agreement”); and

WHEREAS, Seller and Purchaser desire to amend the Agreement; and

NOW, THEREFORE in consideration of the foregoing premises and mutual promises and covenants of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree to amend the Agreement as follows:

1.                                       Section 13.0, “Portability,” of Exhibit B, “Technical Specifications and Description for Backhaul Service,” shall be deleted in its entirety and replaced with the following:

“13.0  Portability.  Notwithstanding anything in this Agreement to the contrary and subject to availability, Purchaser may accept and pay for individual STM-1s prior to Seller’s delivery of the China-US STMs, on the Japan-US cable or the Southern Cross cable as accessed through the Los Osos, California cable landing station as they become available, instead of on the China-US cable as was originally contemplated.  Subject to the particular STM-1 meeting the Testing Specifications, Purchaser agrees to accept and pay for any STM-l associated with the Japan-US cable requested by Purchaser and delivered by Seller regardless of whether the Japan-US cable has been turned up or is operational. Once Purchaser has accepted and paid for an individual STM-l, it shall become part of the Backhaul IRU.  In no event shall the Backhaul IRU consist of more or less than 48 STM-ls, except as specifically set forth in this Agreement.  For example, Purchaser may elect to accept and pay for 2 STM-ls on the Southern Cross cable when they become available.  If Purchaser so elects, Purchaser will then purchase 46 STM-1s on the China-US cable, which purchases together shall constitute the Backhaul IRU.  The purchase price for individual STM-1s shall be *** and payment shall be due five (5) business days after acceptance of each STM-1.

In addition, once Purchaser has accepted and paid for 48 STM-1s, Purchaser may elect to port any of the STM-1s constituting the Backhaul IRU to the Japan-US cable or the Southern Cross cable as accessed through the Los Osos, California cable landing station, or to the China-US cable as accessed through the San Luis Obispo, California cable landing station, subject to availability and: (i) Purchaser must provide Seller with sixty (60) days notice; and (ii) Purchaser must pay a reconfiguration fee to be determined at the time of Purchaser’s request for such portability.  Portability shall mean, for example, that Purchaser shall have the ability to turn down any number of the 48 STM-ls which constitute the Backhaul IRU and turn up the same number of STM-1 s at the Los Osos cable landing station.  In no event shall the Termination Point set forth in Section 12.0 above be portable and in no event shall the total number of STM-1 s exceed 48. Seller agrees to perform the transition without an Outage (as defined in the O&M Agreement).  In the event the transition causes an Outage, Seller will provide Outage Credits (as defined in the O&M Agreement) to Purchaser.  Such Outage Credit shall be Purchaser’s sole and exclusive remedy in the event of any Outage during the transition period.”

2.                                       Except as specifically amended herein, all terms, conditions and provisions contained in the Agreement shall remain unchanged and in full force and effect.

SIGNATURE PAGE TO FOLLOW

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above set forth.

TELEGLOBE USA. INC.	WILLIAMS COMMUNICATIONS, LLC

/S/ Stewart Verge	/S/ William L. Cornoy
(SIGNATURE)	(SIGNATURE)

Stewart Verge	William L. Cornoy
(PRINT)	(PRINT)

EVP-Global Ops	SVP & Gen’l Mgr — Network Services
(TITLE)	(TITLE)

AMENDMENT NO. 2

THIS AMENDMENT (“Amendment”) is made, entered into, and effective this 25th day of October, 2001, by and between WILLIAMS COMMUNICATIONS, LLC (“Seller”) and TELEGLOBE USA INC. (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to that Capacity Purchase Agreement, dated March 31, 2001, as amended by Amendment No. 1 dated May 2, 2001 (together the “Agreement”); and

WHEREAS, the Seller agrees to allow Purchaser to order, pursuant to the terms and conditions of the Agreement, certain Backhaul in addition to the Backhaul provided for in the original Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and mutual promises and covenants of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree to amend the Agreement as follows:

1.               a.     The Definitions contained in Sections 1.6, 1.7, and 1.8 of the Agreement shall be deleted in their entirety and replaced with the following:

1.6           “Backhaul” shall mean either a) the original 48 STM-ls, as described in Section 12.0 of Exhibit B (except as ported in accordance with Section 13.0 of Exhibit B, as amended by Amendment No. 1); or b) the Added Backhaul as specified in any applicable Service Order.

1 7           “Backhaul Closing Date” shall mean a date within five (5) Business Days of the Acceptance Date of the Backhaul or Added Backhaul, as applicable.

1.8           “Backhaul IRU” shall have the meaning set forth in Section 2.1, as to the original 48 STM-ls, or shall have the meaning set forth in Section 2.1.1, as added by Amendment No.2.

                        b.     The following Definitions shall be added to Section 1 of the Agreement:

1.5.1        “Added Backhaul” shall mean the number of STM-1 s from the AT&T Cable Hut at 9401 Los Oso Valley Road, San Luis Obispo, California to the Purchaser POP at Los Angeles, California as specified in an applicable Service Order, but excluding the original 48 STM-ls.

1.5.2        “Added Backhaul IRU Purchase Price” shall have the meaning set forth in Section 3.1.1, as added by Amendment No. 2.

2.                       The following paragraph shall be added to the Agreement as Section 2.1.1:

2.1.1        Ordering Added Backhaul. Customer may order and Williams shall provide, subject to availability and the terms and conditions contained herein, Added Backhaul. All such orders shall be requested on Williams’ service order form in effect at the time of the request (the “Service Order”). No Service Order shall be binding upon the Parties unless signed by an authorized representative of Purchaser and Seller. Purchaser agrees to pay for the Added Backhaul IRU on the applicable Backhaul Closing Date. Upon Purchaser’s payment of the Added Backhaul IRU Purchase Price, Seller shall grant to Purchaser and Purchaser shall acquire from Seller an IRU in the Added Backhaul for the IRU Term (collectively, the “Backhaul IRU”), with effect from the Backhaul Closing Date until the last day of the IRU Term.

3.                       The following paragraph shall be added to the Agreement as Section 3.1.1:

3.1.1        Added Backhaul IRU Purchase Price. Subject to performance by Seller of its obligations hereunder, Purchaser shall pay to Seller, in consideration for any Added Backhaul IRU, the sum of money specified in he applicable Service Order (the “Added Backhaul IRU Purchase Price”), which shall be paid on the Backhaul Closing Date.

4.                       Section 3.3 of the Agreement shall not apply to any Added Backhaul IRU.

5.                       The provisions of Section 4.3.1 of the Agreement shall not apply to any Added Backhaul.

6.                       Except as specifically amended herein, all terms, conditions and provisions contained in the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates set forth opposite the signatures of their respective authorized officers below.

TELEGLOBE USA. INC.	WILLIAMS COMMUNICATIONS, LLC

/S/ Stewart Verge	/S/ Dan M. Miller
Signature of Authorized Representative	Signature of Authorized Representative

Stewart Verge	Dan M. Miller
Printed Name	Printed Name

Executive Vice President	VP Access Services Network
Title	Title

10-25-01	12-17-01
Date	Date